Exhibit 99.2

Berkshire Hills to List BHLB Stock with NYSE;

To Ring Opening Bell on November 29

Pittsfield, MA — October 23, 2012 — Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) announced today that it has been cleared to list its common stock on the New York Stock Exchange (NYSE).  The company will retain the ticker symbol “BHLB”.  The Company expects to begin trading on the NYSE on or about November 19, 2012.  Until the transfer, the Company’s stock will continue to be listed on the NASDAQ Global Select Market (NASDAQ).  Berkshire Hills is the parent company of Berkshire Bank, America’s Most Exciting BankSM.

Berkshire CEO Michael Daly stated, “Berkshire has grown to over 25 million common shares outstanding and a market capitalization over $550 million.  With the increased investor interest in our company, we are pleased to have been cleared by the NYSE to join the many successful banks which are traded there.   As we continue to grow in size and profitability, we look forward to the support and visibility that this listing will provide for our existing and prospective shareholders.”

“We are thrilled to welcome Berkshire Hills Bancorp to the New York Stock Exchange, where the company joins the ranks of other successful financial institutions in America and the world,” said Scott Cutler, EVP and head of Global Listings, NYSE Euronext.  “Berkshire Hills Bancorp has an outstanding record of growth, service and performance, and of delivering on its brand promise of excitement.  The NYSE is the world’s leading exchange brand and provides Berkshire Hills Bancorp with a platform for unsurpassed market quality, liquidity, innovation, and visibility. On behalf of my colleagues, we look forward to our partnership and to serving the company and its shareholders.”

In celebration of the transfer, representatives from Berkshire will ring the NYSE Opening Bell at 9:30 a.m. ET on November 29, 2012.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting BankSM. Including the recent acquisition of Beacon Federal Bancorp, the Company has approximately $5.5 billion in assets and 73 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

# # #

CONTACTS

Investor Relations Contact

David Gonci

Investor Relations Officer

413-281-1973

Media Contact

Lori Gazzillo

AVP, Community Relations

413-822-1695